Exhibit (h)(v)(B)

SCHEDULE A TO THE

OPERATING SERVICES AGREEMENT

DIREXION INSURANCE TRUST

Funds
Dynamic VP HY Bond Fund	0.35%
Direxion VP Indexed Commodity Strategy Fund	0.16%
Direxion VP Indexed Managed Futures Strategy Fund	0.25%
Direxion VP Long/Short Global Currency Fund	0.04%
Direxion Zacks VP MLP High Income Fund	0.05%
Direxion VP Monthly S&P 500® Bear 2X Fund	0.35%
Direxion VP Indexed Synthetic Convertible Strategy Fund	0.35%
Direxion VP Indexed Synthetic Convertible Strategy Bear Fund	0.35%

Dated: July 1, 2009

Amended: November 23, 2009

Amended: May 22, 2012

Amended: August 14, 2013

Amended: February 6, 2014